UNITED STATES

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Kraft Foods Inc.

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Irene B. Rosenfeld Chairman of the Board and Chief Executive Officer Three Lakes Drive Northfield, IL 60093

March 31, 2011

Dear Fellow Shareholders:

2010 was a good year for Kraft Foods. I’m proud of what our colleagues accomplished in a very challenging economic environment: strong revenue growth; higher productivity; lower overhead costs; and more investments in marketing and innovation. With our turnaround phase behind us and a solid foundation in place, Kraft Foods is now better positioned to deliver sustained growth in the top tier of our industry.

Positioned Portfolio for Faster Growth

We’ve taken significant actions to transform our portfolio. Over the past four years, we’ve divested certain slower-growth, lower-margin businesses and acquired the LU biscuit business and the European rights to a number of our core biscuit trademarks.

In 2010, we added Cadbury to our portfolio, which fundamentally transforms our future growth opportunities. As we continue to integrate Cadbury into the company, we will generate approximately $1 billion in incremental revenue synergies and at least $750 million in cost synergies by 2013. In fact, the economics of the acquisition are running ahead of our investment case. We now expect the Cadbury acquisition to be accretive to operating earnings per share in 2011, our first full year of ownership.

These actions have put our company on a faster growth trajectory by increasing our exposure to higher-growth categories, geographies and channels.

Unique Combination of Snacks and Heritage Brands

Today, Kraft Foods is a global powerhouse in fast-growing global Snacks categories. Already four times bigger than any other company in Biscuits (cookies and crackers), we’re also the world’s largest player in Chocolate and the second largest in Gum and Candy. In fact, half of our global sales now come from Snacks, 70 percent outside North America.

Importantly, we also have an unrivaled portfolio of iconic non-Snacks brands with high margins and strong cash flow. This complementary combination provides us with a unique capability to win in the marketplace with a clear three-part strategy:

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We’re delighting global Snacks consumers by investing behind our global Power Brands – our biggest and fastest growing trademarks – such as Milka and Cadbury chocolates, Oreo and LU biscuits and Trident gum. At the same time, we’re expanding our presence in high-growth and higher-margin “hot zones” near the cash register and in faster growing immediate consumption outlets.

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We’re unleashing the power of our iconic heritage brands through contemporary marketing programs behind our many regional Power Brands, such as Philadelphia cream cheese, Jacobs coffee and Tang powdered beverages. We’re also applying a more nimble and entrepreneurial mindset to dozens of our great local brands.

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We’re creating a performance-driven, values-led organization that’s distinguished by a world-class cost structure, unmatched consumer connections, mutually beneficial customer relationships and talented leaders who are guided by our core values.

Generated High-Quality Growth in Every Geography

Around the world, we delivered high-quality top-line growth in 2010, fueled by gains in volume and product mix. Net revenues rose 27 percent to $49.2 billion, including 23.7 percentage points from the Cadbury acquisition.

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Developing Markets, which now account for a record 28 percent of net revenues, grew 71.1 percent last year. The Cadbury acquisition contributed 59.8 percentage points to net revenues. Asia Pacific and Latin America led the growth, while the performance in Central and Eastern Europe, Middle East & Africa (CEEMA) began to improve as their economies rebounded.

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Europe finished the year with solid revenue gains behind growth in each of our core categories. Net revenues rose 32.6 percent, including 33.0 percentage points from the Cadbury acquisition and an unfavorable 3.1 percentage point impact from currency.

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North America exited the year with strong top-line growth, as stepped up merchandising activity and several new marketing campaigns drove sequential improvement from quarter to quarter. For the full year, net revenues rose 8.8 percent, including 6.8 percentage points from the Cadbury acquisition.

Delivered EPS in Line with Guidance

In the face of rapidly rising input costs, margins were pressured in every geography. Nevertheless, we posted solid operating income margin of 11.5 percent, including the unfavorable impact of 190 percentage points from acquisition-related and integration program costs. Underlying these numbers, we improved productivity, lowered overhead costs and began to benefit from cost synergies from the Cadbury acquisition.

On the bottom line, diluted earnings per share attributable to Kraft Foods were $2.39, and consistent with our annual guidance, we delivered Operating EPS1 of $2.02. The key drivers of earnings growth were improvements in volume/mix, productivity gains and overhead savings, even while we stepped up marketing investments across the portfolio.

Reduced Debt from Strong Cash Flow

Our deleveraging plan is also firmly on track. Net cash provided by operating activities was $3.7 billion. This reflected solid improvement in the efficiency of working capital in our Kraft base business and a substantial reduction in working capital in the Cadbury business. As a result, we effectively reduced our net debt by about $4 billion to $26.2 billion and are on track to deliver a debt-to-EBITDA ratio approaching three times within the next 12 months.

Accelerating Our Virtuous Cycle to Deliver Top-tier Financial Performance

As our 2010 performance demonstrated, our business is benefiting from a virtuous cycle. We start with a keen focus on the Power Brands, categories and markets that will drive top-tier growth in each region.

As we grow our top line, we are concurrently reducing costs by driving efficiencies in systems, procurement, manufacturing, logistics and overheads. This End-to-End Cost Management is paying off. For example, our procurement and logistics savings have more than doubled since 2008, while our Lean Six Sigma efforts have produced significant manufacturing savings and capacity increases. Productivity as a percentage of cost of goods sold increased to about 4 percent, up from less than 3 percent a year earlier. We expect to achieve productivity of more than 4 percent on an ongoing basis.

At the same time, we’re targeting zero overhead growth for the company as a whole. As the top line grows, overhead leverage will improve. As a result, overheads as a percent of net revenues will decline – from the mid-teens to 12.5-13 percent by 2013.

[1]	Please see discussion of Non-GAAP Financial Measures at the end of this document.

End-to-End Cost Management generates the savings needed to expand our margins and to reinvest, thereby perpetuating the growth cycle. This is especially important in the current high cost environment. Our investments in innovation, for example, have resulted in a substantial increase in revenues generated from new products – about 9 percent of net revenues in 2010, 100 basis points greater than in 2009. At the same time, our investments in advertising and consumer programs grew to 8.1 percent of net revenues, up from 7.5 percent on a pro forma basis in 2009, and up from less than 7 percent in 2006.

Executing this virtuous growth cycle is self-sustaining – and the key to our ability to deliver top-tier financial performance. Specifically, we’re targeting long-term organic revenue growth of 5 percent or more, mid-to-high teens operating margins and EPS growth of 9-11 percent.

Making Today Delicious

Delivering top-tier financial performance is an important goal at Kraft Foods. But we’re focused on more than shareholder returns. We also want to deliver on our higher purpose: to Make Today Delicious. We’re bringing this to life in many ways.

Delicious products start with quality ingredients. And quality starts at the farm. As a food company, we’re especially dependent on the earth for the ingredients we need. To ensure that these resources are properly managed, we’re committed to making our business more sustainable.

As one of the world’s largest buyers of cocoa, coffee and cashews, for example, we’ve taken a holistic approach to sustainable agriculture that addresses farmer incomes, environmental issues and supply chain efficiency. We work with leading nongovernmental organizations, including the Rainforest Alliance, Fairtrade Foundation, Bill and Melinda Gates Foundation, World Wildlife Fund and others, to get an even deeper understanding of the issues related to procuring raw materials. Because of these and other sustainability efforts, we’re proud to be included in the Dow Jones Sustainability Index and the Ethibel Sustainability Index.

We’re also a leader in the fight against hunger and advocate for healthy lifestyles through better nutrition education and more physical activity. We partner with leading nonprofit agencies, such as Feeding America, Save the Children, Charities Aid Foundation, CARE, the World Food Programme and other organizations, to provide food and education about nutrition to people around the world.

We encourage our employees to get involved too. During our volunteer week of service – Delicious Difference Week 2010 – more than 20,000 employees in 56 countries rolled up their sleeves to fight hunger, promote healthy lifestyles and build stronger communities, benefiting hundreds of thousands of people.

We’re also dedicated to making the foods people love even better by helping consumers manage their calories, reduce sodium, increase whole grains and reduce fat. Since 2005, we’ve reformulated and launched more than 5,000 better-for-you products around the world to meet the needs of today’s consumers.

There are many more examples of our work in these areas. I invite you to visit our website (kraftfoodscompany.com) or Facebook page (facebook.com/kraftfoodscorporate) to learn more.

The Best Is Yet to Come

On behalf of our 127,000 employees, I want to thank you for your support of Kraft Foods. I firmly believe that our future is bright and that the best is yet to come.

Best regards,

Irene B. Rosenfeld

Chairman and Chief Executive Officer

Forward-Looking Statements

This letter to shareholders contains a number of forward-looking statements. Words, and variations of words such as “expect,” “goals,” “plans,” “believe,” “continue,” “will,” and similar expressions are intended to identify our forward-looking statements, including but not limited to, statements regarding delivering sustained top-tier growth and performance; our three-part strategy; our future growth; Cadbury synergies and affect on operating EPS; our deleveraging plan; debt-to-EBITDA ratio; the virtuous cycle; cost management; productivity; overheads; savings and margins; our targets; and our future. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, continued volatility and increase in commodities’ costs, increased competition, pricing actions, our failure to successfully execute in developing markets and risks from operating globally. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this letter to shareholders, except as required by applicable law or regulation.

Non-GAAP Financial Measures

We use the non-U.S. GAAP financial measure “Operating EPS” and corresponding growth ratios. The difference between “Operating EPS” and “diluted EPS attributable to Kraft Foods from continuing operations,” which is the most comparable U.S. GAAP financial measure, is that Operating EPS excludes costs related to: the Integration Program; acquisition-related costs, including transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation; acquisition-related financing fees, including hedging and foreign currency impacts associated with the Cadbury acquisition and other fees associated with the Cadbury Bridge Facility; and the impact of a deferred tax charge resulting from the recently enacted U.S. health care legislation. Management uses Operating EPS to budget, make operating and strategic decisions and evaluate our performance on a go-forward basis, and our management believes it provides improved comparability of results because it excludes certain impacts related to the Cadbury acquisition and other one-time impacts from earnings per share. The limitation of this measure is that it excludes items that have an impact on diluted EPS attributable to Kraft Foods from continuing operations. The best way that this limitation can be addressed is by using Operating EPS in combination with our U.S. GAAP reported diluted EPS attributable to Kraft Foods from continuing operations. Our management believes that the presentation of this non-U.S. GAAP financial measure, when considered together with our U.S. GAAP financial measures and the reconciliations to the corresponding U.S. GAAP financial measures, provides you with a more complete understanding of the factors and trends affecting Kraft Foods than could be obtained absent these disclosures. Because Operating EPS calculations may vary among other companies, the Operating EPS figure presented in this letter may not be comparable to similarly titled measures used by other companies. Our use of Operating EPS is not meant to be considered in isolation or as a substitute for any U.S. GAAP financial measure. You should carefully evaluate the following table reconciling U.S. GAAP reported diluted EPS attributable to Kraft Foods from continuing operations to Operating EPS.

For the Year Ended December 31, 2010
	As Reported (GAAP)	Integration Program Costs (1)	Acquisition- Related Costs (2) and Financing Fees (3)	U.S. Healthcare Legislation Impact on Deferred Taxes	Operating EPS (Non-GAAP)
Diluted earnings per share attributable to Kraft Foods:
Continuing operations	$ 1.44	$ 0.29	$ 0.21	$ 0.08	$ 2.02
Discontinued operations	0.95

Net earnings attributable to Kraft Foods	$ 2.39

(1)	Integration Program costs are defined as the costs associated with combining the Kraft Foods and Cadbury businesses and are separate from those costs associated with the acquisition.
(2)	Acquisition-related costs include transaction advisory fees, U.K. stamp taxes and the impact of the Cadbury inventory revaluation.
(3)	Acquisition-related financing fees include hedging and foreign currency impacts associated with the Cadbury acquisition and other fees associated with the Cadbury Bridge Facility.

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